Exhibit 99B

Identification of Subsidiaries

Double E Investments, a Texas general partnership

EAW White Family Partnership, Ltd., a Texas limited partnership

Maedgen, White and Maedgen, a Texas general partnership

Maedgen & White, Ltd., a Texas limited partnership